Middlesex Water Company FILES RATE INCREASE REQUEST

$11.1 Million in Infrastructure Rehabilitation Drives Need

ISELIN, NJ, (November 8, 2013) Middlesex Water Company, (NASDAQ:MSEX), a provider of water and wastewater and related services primarily in New Jersey and Delaware, today filed a request with the New Jersey Board of Public Utilities (BPU) for a general increase in water rates for its Middlesex system in New Jersey. The 116-year old utility is requesting a rate adjustment of approximately 15.89% or, $10.6 million over current revenues, to recover costs for repairs and updates to its drinking water infrastructure and to cover costs of increases in chemicals, fuel, electricity, technology, taxes, labor, benefits and other operating and maintenance expenses. Middlesex Water operates and maintains over 740 miles of water main, including water production and storage facilities in eastern Middlesex County, New Jersey.

If the rate increase request is approved in its entirety, the average residential customer using 19,500 gallons of water per quarter would see their bill increase by $26.70 per quarter, or less than thirty cents a day.

“While we prefer not to file for a rate adjustment, we need to continue to invest and maintain our aging drinking water infrastructure to ensure the public health, public safety, quality of life and economic value that’s made possible by a clean, safe and plentiful water supply,” said Dennis W. Doll, Middlesex Water President and CEO. “As federal and state standards for drinking water quality grow more stringent, and the overall needs of our customers for service and reliability grow more complex, we need to maintain compliance with regulations, ensure the operational efficiency of our critical facilities while managing costs related to providing this vital and essential service,” said Doll. Prudent and necessary system improvements, which amount to over $11 million since our last rate request in January 2012, along with increases in certain operating costs, are the main factors driving the need for this rate increase request,” said Doll.

Upon filing of this rate increase request, the proposal will next be reviewed, analyzed and investigated by the BPU and various other government entities. The thorough process includes a public hearing on this matter, which will be held in the company’s service area before a decision is made. Additional information about this rate filing can be found in the Customer Care section of the Company’s website at www.middlesexwater.com under the heading Current NJ Regulatory Filings.

Middlesex Water Company (the Middlesex system), organized in 1897, presently serves 60,000 retail customers in the Townships of Woodbridge, Edison, the Borough of South Plainfield, Carteret, Metuchen, the City of South Amboy, and the Township of Clark. The Company also provides service under contract to the Borough of Highland Park, the Old Bridge Municipal Utilities Authority, the Township of Marlboro, the City of Rahway and the Township of East Brunswick. The increase will affect only the retail and contract customers listed above.

About Middlesex Water Company

Middlesex Water Company is an investor-owned water utility, serving customers in central and southern New Jersey and in the State of Delaware. Headquartered in Iselin, NJ, Middlesex Water is subject to various Federal and State regulatory agencies concerning water quality standards.

For additional information regarding Middlesex Water Company, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

(732) 638-7549

www.middlesexwater.com